EXHIBIT 99.1

                               Continuation Sheet

                                     Form 4

                  Statement of Changes in Beneficial Ownership


Explanation of Responses:

(1) The stockholder is Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, and certain affiliated funds (collectively, "Equity Partners"). Equity Partners beneficially owns 10,842,617 shares of common stock, par value $0.01 per share ("Common Stock") of Wright Medical Group, Inc. (the "Issuer").

          The sole general partner of Equity Partners is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC (formerly E.M. Warburg Pincus & Co., LLC), a New York limited liability company ("WPLLC"), manages Equity Partners. The members of WPLLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP and WPLLC may be deemed to be the beneficial owners of the Common Stock held by Equity Partners, although both WP and WPLLC disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein.

          Ms. Weatherman, a director of the Issuer, is a general partner of WP and a member of WPLLC. As such, Ms Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the shares beneficially owned by Equity Partners, WPLLC and WP. Ms. Weatherman disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. Ms. Weatherman does not directly own any shares of Common Stock of the Issuer.

(2) On July 30, 2003, Equity Partners distributed an aggregate of 1,999,996 shares of Common Stock to its partners.

(3) As a result of the July 30, 2003 distribution, WP received 40,000 shares of Common Stock, which in turn it distributed to its partners.

(4)  Not applicable.


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Other Reporting Persons

1.   Name: Ms. Elizabeth Weatherman (Director)
     Address: 466 Lexington Avenue
              New York, New York  10017

2.   Name: Warburg Pincus & Co. (General Partner)
     Address: 466 Lexington Avenue
              New York, New York  10017

3. Name: Warburg Pincus LLC (formerly E.M. Warburg Pincus & Co., LLC) (Manager of of Equity Partners)
     Address: 466 Lexington Avenue
              New York, New York  10017


Designated Filer: Warburg, Pincus Equity Partners, L.P.
Issuer  & Ticker Symbol:   Wright Medical Group, Inc.
Period Covered By Form:    July 30, 2003

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                    WARBURG PINCUS & CO.

                    By:     /s/ Scott A. Arenare                7/31/03
                         ------------------------------------   ---------
                    Name:  Scott A. Arenare                     Date
                    Title:  Partner


                    WARBURG PINCUS LLC

                    By:    /s/ Scott A. Arenare                 7/31/03
                         ------------------------------------   ---------
                    Name:  Scott A. Arenare                     Date
                    Title:  Managing Director


                    WARBURG, PINCUS EQUITY PARTNERS, L.P.

                    By: Warburg Pincus & Co.,
                        General Partner


                        By:    /s/ Scott A. Arenare             7/31/03
                             --------------------------------   ---------
                        Name:  Scott A. Arenare                 Date
                        Title:  Partner


                    Director


                    /s/ Elizabeth Weatherman                    7/31/03
                    ------------------------------------        ---------
                    Elizabeth Weatherman                        Date